Exhibit 99.1

SilverSun Technologies Reports 2018 Year End Results

EAST HANOVER, NJ – (                      ) – March 28, 2019 – SilverSun Technologies, Inc. (NASDAQ: SSNT), a national provider of transformational business technology solutions and services, today announced its financial and operating results for the fiscal year ended December 31, 2018.

2018 Financial Highlights

●	Total revenues increased 17.6 % to $41.00 million from $34.85 million.

●	Earnings before interest, taxes, depreciation and amortization (EBITDA), plus share based compensation, was $1,189,150, compared to $1,661,243 in 2017.

●	Income before income taxes was $371,078, compared to $907,562 in 2017.

●	Net income in 2018 was $262,432, compared to a net loss in 2017 of $486,469.

●	Earnings per share in 2018, on a diluted basis, was $0.06, compared to a net loss per share in 2017, on a diluted basis, of $0.11.

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As of December 31, 2018, cash and accounts receivable, net of allowance for bad debts, totaled $4.28 million; the outstanding balance on the Company's $2,000,000 bank line of credit was zero; and the Company had $1,176,999 in long term liabilities.

For more detailed information about SilverSun's 2018 financial results, please refer to the Company's Form 10-K filed with the U.S. Securities and Exchange Commission (www.sec.gov) on Thursday, March 28, 2019.

Mark Meller, Chairman and Chief Executive Officer of SilverSun, stated, "We are pleased to present these profitable operating results for 2018. We are very proud of the competitive success our Company continues to enjoy, which is a direct result of our team's commitment to excellence, our great industry partnerships, and our execution on our strategic growth initiatives.”

“We have continued to execute on our business plan, which is designed to take advantage of our competitive strengths, including our highly effective sales and marketing organization. Our multi-pronged business strategy is centered on recurring revenue, customer retention and on rapidly increasing the size of our installed customer base.”

“The growth of our customer base is accomplished via our traditional marketing programs, via our Partner Success Program (in the Sage Software channel), and via acquisitions. The Partner Success Program, which left pilot stage and went into production in the fourth quarter of last year, enables us to participate in the consolidation of the Sage reseller channel, aggressively increasing the number of customers operating under our umbrella at minimal cost.”

“After a customer is secured, our strategy is to up-sell and cross-sell, providing the customer with advanced technologies and third-party add-ons that help them digitally transform their business. These add-on products include application hosting, cybersecurity, warehouse management, human capital management, payment automation, sales tax compliance or any number of other products that we represent. Many of these incremental products and services are billed on a subscription basis, often paying monthly for the service, which increases our monthly recurring revenue (“MRR”). This strategy increases the average revenue generated per customer, which facilitates our continued growth, and reduces our cost of customer acquisition, which enhances our profitability profile.”

“Our recurring revenue today exceeds $17.5 million, or 42.9% of our total revenue. We expect recurring revenue to continue to represent an ever higher percentage of total revenue in the coming years as we offer ever more cloud solutions and more advanced managed services to our small and medium-sized business clients.”

“Our operating results for 2018 were impacted by investments we made in people and systems to better address the higher transaction volume we anticipate going forward. We will continue to focus on rationalizing our cost structure, and we hope to see marked improvement in our operating margin in the coming quarters.”

In conclusion, Meller added, "We have had a successful year, but there is still work to be done.  By remaining steadfast in executing our business plan and embracing technological change, we fully expect that our continued efforts will help to perpetuate -- and even accelerate -- our impressive growth trend well into the foreseeable future.”

About SilverSun Technologies, Inc.

We are a business application, technology and consulting company providing strategies and solutions to meet our clients’ information, technology and business management needs. Our services and technologies enable customers to manage, protect and monetize their enterprise assets whether on-premise or in the “Cloud”. As a value-added reseller of business application software, we offer solutions for accounting and business management, financial reporting, Enterprise Resource Planning (“ERP”), Warehouse Management Systems (“WMS”), Customer Relationship Management (“CRM”), and Business Intelligence (“BI”). Additionally, we have our own development staff building software solutions for Electronic Data Interchange (“EDI”), time and billing, and various ERP enhancements. Our value-added services focus on consulting and professional services, specialized programming, training, and technical support. We have a dedicated network services practice that provides managed services, cybersecurity, application hosting, disaster recovery, business continuity, cloud and other services. Our customers are nationwide, with concentrations in the New York/New Jersey metropolitan area, Chicago, Arizona, Southern California, North Carolina, Washington and Oregon.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things our plans, strategies and prospects -- both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated," and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission. All forward-looking statements attributable to SilverSun Technologies, Inc. or a person acting on its behalf are expressly qualified in their entirety by this cautionary language.

Contact:

Mark Meller

SilverSun Technologies, Inc.

973-758-6108

meller@silversuntech.com